Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2006, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED AUGUST 7, 2006
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 4, 2006
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2006 amounted to $23,747,000 compared with $19,180,000 for the second quarter of 2005. Unaudited consolidated net income for the first six months of 2006 was $47,162,000 compared with $37,607,000 for the first six months of 2005. The 2005 figures included $503,000 of after-tax investment gains realized in the second quarter. No investment gains or losses were realized in the 2006 periods.
     The increases in consolidated earnings for the 2006 periods resulted mainly from increased investment income earned by the insurance businesses due mainly to increased interest rates on short-term investments, as well as improvement of the furniture rental business, partially offset by decreased underwriting income of the insurance businesses.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Wesco-Financial and Kansas Bankers insurance businesses—
Underwriting	$3,733	$3,795	$5,555	$9,272
Investment income	12,316	9,458	26,974	17,730
CORT furniture rental business	7,585	5,065	13,636	9,331
Precision Steel businesses	44	226	939	638
Other	69	133	58	133

Realized investment gains	—	503	—	503

Consolidated net income	$23,747	$19,180	$47,162	$37,607

Per share	$3.33	$2.69	$6.62	$5.28

     Wesco’s Form 10-Q for the quarter ended June 30, 2006 is expected to be filed electronically with the Securities and Exchange Commission on August 8, 2006, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q will contain unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
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